Exhibit 99.01

For additional information contact:

Audra Bailey
Carrier Access
303.218.5455
abailey@carrieraccess.com

CARRIER ACCESS DELAYS FILING AMENDMENT TO FORM 10-K FOR THE PERIOD ENDED DECEMBER 31, 2004

BOULDER, Colo.—(BUSINESS WIRE)—May 2, 2005—Carrier Access Corporation (Nasdaq: CACS), a manufacturer of broadband communications equipment, today announced that the filing of a required amendment to its previously filed Annual Report on Form 10-K for the fiscal year ended December 31, 2004 will be delayed beyond the May 2, 2005 extended filing date.

As a result of information presented to its auditors, KPMG LLP, in connection with the Company’s 404-review process, Carrier Access is performing additional detailed review of certain contracts to confirm language regarding passage of title from specific customer transactions in situations where the order documentation from such customers is not consistent. The issue under examination relates to the passage of title and proper timing of revenue recognition between calendar quarters in 2003 and 2004.

When the Company filed its 2004 Form 10-K Report on March 22, 2005, it utilized an order of the Securities and Exchange Commission permitting a 45-day extension of time within which to include its annual management report and the related attestation report of the Company’s independent auditors.

The Company has made substantial progress towards the completion of its assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004. However, the Company believes it is necessary to take additional time to review this issue to ensure that the timing of the revenue received in these specific situations has been recorded in the correct period, and both the Company and the auditors require additional time to complete the documentation and related audit procedures in connection with the Company’s management report on the effectiveness of the Company’s internal control over financial reporting and the related attestation report of the Company’s independent auditors under Section 404 of the Sarbanes-Oxley Act of 2002.

Management has determined that a control deficiency exists because its internal control procedures did not require a review to determine whether there are contradictory contractual provisions in existing customer arrangements that could bear on the appropriate timing of revenue recognition, and that this control deficiency constitutes a material weakness as of December 31, 2004. As previously disclosed in its Form 10-K filed March 22, 2005, management previously disclosed that a material weakness existed as of December 31, 2004 with respect to following of control procedures regarding the Statement of Cash Flows.

As a result of the Company’s delay in filing its required amendment on Form 10-K/A for 2004, Carrier Access expects to receive notification from Nasdaq that it is not in compliance with the filing requirements for continued listing on Nasdaq and that its securities could be subject to delisting from the Nasdaq National Market. In addition, Carrier Access anticipates that Nasdaq may change the Company’s trading symbol from “CACS” to “CACSE.”

About Carrier Access Corporation

Carrier Access (Nasdaq: CACS) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.